Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Talos Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid

	Equity	Common Stock	457(c)	25,467,840 (1)	(2)	$380,234,852 (2)	0.00011020	$41,902 (3)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities:	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$380,234,852		$41,902

	Total Fees Previously Paid							$ 0

	Total Fee Offsets							$ 0

	Net Fee Due							$ 41,902

(1)

This registration statement on Form S-3ASR relates to the registration of 25,467,840 shares of common stock, par value $0.01 per share, of Talos Energy Inc. (the “Registrant”), pursuant to the Registration Rights Agreement, dated as of September 21, 2022, by and among the Registrant and the other parties thereto. Pursuant to Rule 416(a) under the Securities Act, the amount of common stock being registered on behalf of the selling stockholders shall be adjusted to include any additional common stock that may become issuable as a result of any distribution, split, combination or similar transaction.

(2)

Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices of our common stock on April 6, 2023, as reported on the New York Stock Exchange.

(3)	Calculated pursuant to Rule 457(c) of the Securities Act.